Exhibit 10.2

FIRST AMENDMENT TO 2013 EMPLOYEE STOCK PURCHASE PLAN

1. Effective as of April 14, 2015, Section 3 (Shares of Common Stock Subject to the Plan) is hereby deleted in its entirety and replaced with the following:

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 225,000 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on January 1, 2014 and ending on (and including) January 1, 2023, in an amount equal to the lesser of (i) 10% of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year, and (ii) 100,000 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

2. The foregoing amendment was duly adopted and approved in accordance with Section 12(a) of the Plan.